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                                                                      Exhibit 18
[Deloitte & Touche Logo]       250 East Fifth Street   Telephone: (513) 784-7100
                               P.O. Box 5340
                               Cincinnati, Ohio 45201-5340

November 4, 1999

AK Steel Holding Corporation
703 Curtis Street
Middletown, Ohio  45043

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 1999, of the facts relating to a change in AK Steel Holding Corporation's method of accounting for unrecognized net gains or losses related to pension and other postretirement benefit plans from the minimum amortization method as defined by Statement of Financial Accounting Standards Nos. 87 and 106, to a method whereby the Company will recognize immediately into income any unrecognized net gains or losses outside a 10% corridor and will amortize into income any unrecognized net gains or losses inside such corridor over the average expected remaining service period of active plan participants. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of AK Steel Holding Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1998. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of AK Steel Holding Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1998.

Yours truly,

/s/ Deloitte & Touche LLP

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Deloitte Touche
Tohmatsu
International
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